Exhibit 99.5

                                                         March 13, 2000


Taurus Investments S.A.
9 rue Sainte Zithe, L-2763,
Luxembourg

Dear Sirs:
         Reference is made to the Call Option Agreement dated March 13, 2000, between Taurus International S.A. and Credit Agricole Lazard Financial Products Bank relating to the Common Shares, without par value, of Terra Industries Inc., a corporation incorporated in the State of Maryland, United States of America (the "Option Agreement"). Unless otherwise stated in this letter, terms used herein have the same meaning as in the Option Agreement.

         The purpose of this letter is to confirm our agreement, reached on March 13, 2000, for consideration the sufficiency and receipt of which is hereby acknowledged by Taurus International, that Taurus International entered into the Option Agreement on the basis that it will hold 4,000,000 of the options purchased thereunder for the risk and benefit of Taurus Investments.

         If you are in agreement with the foregoing, please so indicate by signing in the space provided below.

                                          Very truly yours,

                                          TAURUS INTERNATIONAL S.A.


                                          By:  /s/ D.A.L. Bennett
                                              -------------------------
                                              Name: D.A.L. Bennett
                                              Title: Director

ACCEPTED AND AGREED:

TAURUS INVESTMENTS S.A.



By:  /s/ T. Bosman
    -------------------------
    Name: Tam Bosman
    Title: Director